Exhibit 99.1

YETI Reports Second Quarter 2019 Results

Net Sales Increased 12%

Gross Margin Expanded 140 Basis Points

Diluted EPS increased by 14% to $0.26; Diluted Adjusted EPS increased by 19% to $0.33

Raises 2019 Outlook

Austin, Texas, August 1, 2019 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended June 29, 2019.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI delivered strong second quarter results, highlighted by our DTC business and demonstrating the brand’s growing reach and relevance during the important gift giving period for moms, dads, and grads. We made meaningful progress across our growth strategies during the period including the integration of our e-commerce platforms, the opening of our second retail store in Charleston, and the successful launch of a new category with the LoadOut GoBox. With an even stronger product lineup ahead, ongoing enhancements in our ability to service the business, and further advancements across our retail and international strategies, we are incredibly excited about the second half of 2019 as well as the foundation we are creating for long-term growth.”

For the Three Months Ended June 29, 2019

Net sales increased 12% to $231.7 million, compared to $206.3 million during the same period last year.

•	Direct-to-consumer (“DTC”) channel net sales increased 43% to $82.5 million, compared to $57.5 million in the prior year quarter, led by strong balanced performance in both product categories.

•	Wholesale channel net sales were flat at $149.2 million, compared to $148.8 million in the same period last year.

•

Drinkware net sales increased 16% to $117.0 million, compared to $100.9 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways, sizes, accessories, and strong demand for customization.

•

Coolers & Equipment net sales increased 9% to $109.1 million, compared to $99.6 million in the same period last year, primarily driven by strong performance in bags, hard coolers, outdoor living and cargo products.

Gross profit increased 16% to $116.3 million, or 50.2% of net sales, compared to $100.6 million, or 48.8% of net sales, in the second quarter of 2018. The 140 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, a favorable shift in our channel mix led by an increase in DTC channel net sales, partially offset by higher tariff rates, and the unfavorable impact of inventory reserve reductions in the prior year quarter.

Selling, general, and administrative (“SG&A”) expenses increased to $81.3 million, or 35.1% of net sales, compared to $67.4 million, or 32.7% of net sales, in the second quarter of 2018. SG&A as a percent of net sales increased 240 basis points, and approximately 90 basis points of the increase was attributable to costs incurred in our transition to a public company. The balance of the basis point increase was primarily due to higher selling expenses, increased personnel and infrastructure to support long-term growth in our business, and increased depreciation and amortization expense, partially offset by lower third-party logistics fees, marketing expenses, and other general and administrative cost savings.

Operating income increased 5% to $35.0 million, or 15.1% of net sales, compared to $33.2 million, or 16.1%  of net sales, during the prior year quarter.

Adjusted operating income increased 12% to $43.4 million, or 18.8% of net sales, compared to $38.9 million, or 18.9% of net sales, during the same period last year.

Net income increased 18% to $22.2 million, compared to $18.8 million in the prior year quarter; earnings per diluted share increased 14% to $0.26, compared to $0.23 per diluted share in the prior year quarter.

Adjusted net income increased 23% to $28.6 million, compared to $23.2 million in the prior year quarter; adjusted earnings per diluted share increased 19% to $0.33, compared to $0.28 per diluted share in the prior year quarter.

Adjusted EBITDA increased 13% to $50.8 million, or 21.9% of net sales, from $45.0 million, or 21.8% of net sales, during the same period last year.

For the Six Months Ended June 29, 2019

Net sales increased 13% to $387.0 million, compared with $341.5 million during the same period last year.

•	Direct-to-consumer (“DTC”) channel net sales increased 36% to $144.2 million, compared to $105.8 million in the prior year period, led by strong performance in both primary product categories.

•	Wholesale channel net sales increased 3% to $242.8 million, compared to $235.8 million in the same period last year, primarily driven by Coolers & Equipment.

•

Drinkware net sales increased 18% to $207.9 million, compared to $176.7 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways, sizes, accessories, and strong demand for customization.

•

Coolers & Equipment net sales increased 10% to $168.7 million, compared to $153.3 million in the same period last year, primarily driven by strong performance in bags, outdoor living, hard coolers, and cargo, as well as the introduction of the Camino Carryall to our wholesale channel during the first quarter of 2019.

Gross profit increased 22% to $192.9 million, or 49.8%  of net sales, compared to $157.8 million, or 46.2% of net sales, in the prior year period. The 370 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, and a favorable shift in our channel mix led by an increase in DTC channel net sales, and lower inbound freight, partially offset by higher tariff rates.

Selling, general, and administrative (“SG&A”) expenses increased to $149.1 million, or 38.5% of net sales, compared to $121.3 million, or 35.5% of net sales, in the same period last year. SG&A as a percent of net sales increased 300 basis points, and approximately 90 basis points of the increase was attributable to costs incurred in our transition to a public company. The balance of the basis point increase was primarily due to higher selling expenses, including increased marketing expenses, increased headcount to support growth in our business, increased depreciation and amortization expenses, partially offset by lower third-party logistics fees and other general and administrative cost savings.

Operating income increased 20% to $43.8 million, or 60 basis points, to 11.3% of net sales, compared to $36.4 million, or 10.7% of net sales, during the prior year period.

Adjusted operating income increased 25% to $58.1 million, or 140 basis points, to 15.0% of net sales, compared to $46.6 million, or 13.7% of net sales, during the same period last year.

Net income increased 57% to $24.4 million, compared to $15.6 million in the prior year quarter; earnings per diluted share increased 51% to $0.28, compared to $0.19 per diluted share in the prior year period.

Adjusted net income increased 50% to $35.2 million, compared to $23.5 million in the prior year quarter; adjusted earnings per diluted share increased 45% to $0.41, compared $0.28 per diluted share in the same period last year.

Adjusted EBITDA increased 23% to $72.0 million, or 18.6% of net sales, from $58.4 million, or 17.1% of net sales, during the prior year period.

Balance Sheet and Cash Flow Highlights

Inventory increased 21% to $181.4 million, compared to $149.4 million at the end of the second quarter of 2018. Inventory levels reflect the strategic buildup of Drinkware in advance of potential additional tariffs as well as investments to support anticipated sales growth, including new product introductions planned for the second half of 2019. Excluding the Drinkware buildup, inventory growth was in-line with our expectations and less than our reported sales growth for the quarter.

Total debt, excluding unamortized deferred financing fees, was $309.1 million, compared to $435.4 million at the end of the  second quarter of 2018. During the first half of 2019, we made $23.8 million in mandatory debt payments. Our ratio of net debt to adjusted EBITDA for the trailing twelve months (as defined below) was 1.7 times at the end of the second quarter of 2019, compared to 3.0 times at the end of the same period last year.

Cash flow provided by operating activities was $9.8 million and capital expenditures were $16.8 million for six months ended June 29, 2019.

Updated 2019 Outlook

•	Net sales are now expected to increase between 13.5% and 14% compared to 2018, with growth across both channels and led by the DTC channel (versus the previous outlook of between 11.5% and 13%);
•

Operating income as a percentage of net sales is now expected to be between 13.9% and 14.1%, reflecting margin expansion of 80 to 100 basis points, primarily driven by higher gross margin, partially offset by higher public company costs, including costs related to our May 2019 secondary offering, as well as investments to support our international expansion (versus the previous outlook of 14.2% and 14.5%);

•

Adjusted operating income as a percentage of net sales is now expected to be between 16.3% and 16.6%, reflecting margin expansion of 40 to 70 basis points, primarily driven by higher gross margin (versus the previous outlook of 16.2% and 16.5%);

•	An effective tax rate at a more normalized level of approximately 24.5%, which remains unchanged from the previous outlook;
•

Net income per diluted share is now expected to be between $0.88 and $0.90, reflecting 27% to 31% growth (versus the previous outlook of $0.87 and $0.90); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), earnings growth would be between 40% to 43%;

•

Adjusted net income per diluted share is now expected to be between $1.07 and $1.09, reflecting 18% to 21% growth (versus the previous outlook of $1.02 and $1.06, reflecting 13% to 17% growth); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), adjusted earnings growth would be between 27% and 30% (versus the previous outlook of 21% and 26%);

•	Diluted weighted average shares outstanding of 86 million, which remains unchanged from the previous outlook;
•

Adjusted EBITDA is now expected to be between $174.8 million and $177.7 million, or between 19.8% and 20.0% of net sales reflecting 17% to 19% growth (versus the previous outlook of $171.9 million and $176.3 million, or between 19.8% and 20.0% of net sales, and reflecting growth of 15% to 18%);

•	Capital expenditures are expected to remain between $35 million and $40 million; and
•

Debt repayments are expected to be approximately $80 million and the ratio of net debt to Adjusted EBITDA is expected to be approximately 1.0 times at the end of 2019, which remains unchanged from the previous outlook, compared to 1.7 times at the end of 2018.

Ratio of Net Debt to Adjusted EBITDA Trailing Twelve Months

Net debt as of June 29, 2019, which is total debt of $309.1 million less cash of $38.0 million, divided by adjusted EBITDA for the trailing twelve months was 1.7 times. Adjusted EBITDA for the trailing twelve months ending June 29, 2019 was $162.7 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million less adjusted EBITDA for the first six months of 2018 of $58.4 million, plus adjusted EBITDA for the first six months of 2019 of $72.0 million.

Net debt as of June 30, 2018, which is total debt of $435.4 million less cash of $71.3 million, divided by adjusted EBITDA for the trailing twelve months was 3.0 times. Adjusted EBITDA for the trailing twelve months ending June 30, 2018 was $122.0 million and is calculated using the full year 2017 adjusted EBITDA of $97.5 million less adjusted EBITDA for the first six months of 2017 of $33.8 million, plus adjusted EBITDA for the first six months of 2018 of $58.4 million.

Conference Call Details

A conference call to discuss the second quarter of 2019 financial results is scheduled for today, August 1, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13692566. The replay will be available until August 15, 2019. A copy of this press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and will be posted to our investor relations web site, prior to the conference call.

About YETI Holdings, Inc.

YETI is a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our mission is to ensure that each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes our customers. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Japan, Australia, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Non-GAAP Financial Information

This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec Group Fund V, L.P. and its affiliates (“Cortec”) majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of adjusted net income, also adjusted for accelerated amortization of deferred financing fees and the loss from early extinguishment of debt resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using Adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; accelerated amortization of deferred financing fees and loss from early extinguishment of debt resulting from the early prepayment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees in connection with our transition to a public company, and costs incurred in connection with our secondary offering. All of these transitional costs are reported in SG&A expenses.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Forward-looking statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our growth plans and expectations and our expectations for annual growth, including those set forth in the quote from YETI’s President and CEO, and the 2019 financial outlook provided herein. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (ii) our ability to successfully design and develop new products; (iii) our ability to effectively manage our growth; (iv) our ability to expand into additional consumer markets, and our success in doing so; (v) the success of our international expansion plans; (vi) our ability to compete effectively in the outdoor and recreation market and protect our brand; (vii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (viii) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (ix) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (x) our ability to accurately forecast demand for our products and our results of operations; (xi) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xiv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2018, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Tom Shaw, 512-271-6332

Investor.relations@yeti.com

Media Contact:

YETI Holdings, Inc. Media Hotline

Media@yeti.com

* * * * *

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Net sales	$231,654	$206,288	$387,007	$341,545
Cost of goods sold	115,377	105,718	194,103	183,786
Gross profit	116,277	100,570	192,904	157,759
Selling, general, and administrative expenses	81,277	67,384	149,120	121,329
Operating income	35,000	33,186	43,784	36,430
Interest expense	(5,695)	(8,593)	(11,762)	(16,719)
Other income (expense)	49	(93)	112	(111)
Income before income taxes	29,354	24,500	32,134	19,600
Income tax expense	(7,131)	(5,675)	(7,744)	(4,036)
Net income	$22,223	$18,825	$24,390	$15,564

Net income per share
Basic	$0.26	$0.23	$0.29	$0.19
Diluted	$0.26	$0.23	$0.28	$0.19

Weighted average common shares outstanding
Basic	84,577	81,147	84,387	81,283
Diluted	86,227	82,932	86,042	82,956

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	June 29,	December 29,	June 30,
	2019	2018	2018
ASSETS
Current assets
Cash	$38,023	$80,051	$71,342
Accounts receivable, net	75,856	59,328	65,429
Inventory	181,354	145,423	149,368
Prepaid expenses and other current assets	17,762	12,211	11,119
Total current assets	312,995	297,013	297,258
Property and equipment, net	79,989	74,097	71,101
Goodwill	54,293	54,293	54,293
Intangible assets, net	90,375	80,019	79,441
Deferred income taxes	1,306	7,777	7,287
Deferred charges and other assets	1,478	1,014	1,017
Total assets	$540,436	$514,213	$510,397

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$101,538	$68,737	$73,503
Accrued expenses and other current liabilities	44,575	53,022	41,473
Taxes payable	1,766	6,390	3,322
Accrued payroll and related costs	8,149	15,551	7,283
Current maturities of long‑term debt	42,138	43,638	47,050
Total current liabilities	198,166	187,338	172,631
Long-term debt, net of current portion	263,258	284,376	380,813
Other liabilities	15,060	13,528	13,754
Total liabilities	476,484	485,242	567,198

Commitments and contingencies

Stockholders’ equity
Common stock, par value $0.01; 600,000 shares authorized; 84,820, 84,196, and 81,147 shares outstanding at June 29, 2019, December 29, 2018, and June 30, 2018, respectively	848	842	811
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid‑in capital	278,671	268,327	224,236
Accumulated deficit	(215,533)	(240,104)	(281,834)
Accumulated other comprehensive loss	(34)	(94)	(14)
Total stockholders’ equity (deficit)	63,952	28,971	(56,801)
Total liabilities and stockholders’ equity	$540,436	$514,213	$510,397

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share amounts)

	Six Months Ended
	June 29,	June 30,
	2019	2018
Cash Flows from Operating Activities:
Net income	$24,390	$15,564
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,801	11,885
Amortization of deferred financing fees	1,133	1,456
Stock‑based compensation	8,286	7,108
Deferred income taxes	6,310	2,717
Impairment of long‑lived assets	97	598
Gain on disposal of long-lived assets	—	(20)
Changes in operating assets and liabilities:
Accounts receivable, net	(15,945)	1,658
Inventory	(36,225)	25,685
Other current assets	(5,516)	(4,277)
Accounts payable and accrued expenses	17,367	28,415
Taxes payable	(4,655)	(8,956)
Other	723	1,798
Net cash provided by operating activities	9,766	83,631
Cash Flows from Investing Activities:
Purchases of property and equipment	(16,786)	(7,067)
Purchases of intangibles, net	(13,214)	(7,724)
Proceeds from sale of long-lived assets	—	165
Net cash used in investing activities	(30,000)	(14,626)
Cash Flows from Financing Activities:
Repayments of long‑term debt	(23,750)	(49,275)
Cash paid for repurchase of common stock	—	(1,967)
Proceeds from employee stock transactions	2,064	53
Taxes paid in connection with exercise of stock options	—	(57)
Payments of dividends	—	(96)
Net cash used in financing activities	(21,686)	(51,342)
Effect of exchange rate changes on cash	(108)	29
Net (decrease) increase in cash	(42,028)	17,692
Cash, beginning of period	80,051	53,650
Cash, end of period	$38,023	$71,342

YETI HOLDINGS, INC.

SELECTED FINANCIAL DATA

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Operating income	$35,000	$33,186	$43,784	$36,430
Adjustments:
Non‑cash stock‑based compensation expense(1)	4,281	4,098	8,286	7,108
Long-lived asset impairment(1)	3	—	97	—
Investments in new retail locations and international market expansion(1)(2)	823	—	1,051	240
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	423	878	523	1,344
Transition to a public company(1)(5)	2,916	732	4,385	770
Adjusted operating income	$43,446	$38,894	$58,126	$46,642

Net income	$22,223	$18,825	$24,390	$15,564
Adjustments:
Non‑cash stock‑based compensation expense(1)	4,281	4,098	8,286	7,108
Long-lived asset impairment(1)	3	—	97	—
Investments in new retail locations and international market expansion(1)(2)	823	—	1,051	240
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	423	878	523	1,344
Transition to a public company(1)(5)	2,916	732	4,385	770
Tax impact of adjusting items(6)	(2,070)	(1,341)	(3,514)	(2,323)
Adjusted net income	$28,599	$23,192	$35,218	$23,453

Net income	$22,223	$18,825	$24,390	$15,564
Adjustments:
Interest expense	5,695	8,593	11,762	16,719
Income tax expense	7,131	5,675	7,744	4,036
Depreciation and amortization expense(7)	7,262	6,182	13,801	11,885
Non‑cash stock‑based compensation expense(1)	4,281	4,098	8,286	7,108
Long-lived asset impairment(1)	3	—	97	—
Investments in new retail locations and international market expansion(1)(2)	823	—	1,051	240
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	423	878	523	1,344
Transition to a public company(1)(5)	2,916	732	4,385	770
Adjusted EBITDA	$50,757	$44,983	$72,039	$58,416

Net sales	$231,654	$206,288	$387,007	$341,545
Operating income as a % of net sales	15.1%	16.1%	11.3%	10.7%
Adjusted operating income as a % of net sales	18.8%	18.9%	15.0%	13.7%
Net income as a % of net sales	9.6%	9.1%	6.3%	4.6%
Adjusted net income as a % of net sales	12.3%	11.2%	9.1%	6.9%
Adjusted EBITDA as a % of net sales	21.9%	21.8%	18.6%	17.1%

Net income per diluted share	$0.26	$0.23	$0.28	$0.19
Adjusted net income per diluted share	$0.33	$0.28	$0.41	$0.28
Weighted average common shares outstanding - diluted	86,227	82,932	86,042	82,956

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)

Represents management service fees paid to Cortec, our majority stockholder. The management services agreement with Cortec was terminated immediately following the completion of our IPO in October 2018.

(4)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(5)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees associated with being a public company, and $1.5 million of costs incurred in connection with our secondary offering in May 2019.

(6)

Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 23.5% for the three months ended June 29, 2019 and June 30, 2018, respectively. For the six months ended June 29, 2019 and June 30, 2018, the tax rate used to calculate the tax impact of adjustments was 24.5% and 22.8%, respectively.

(7)	Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

YETI HOLDINGS, INC.

UPDATED 2019 OUTLOOK

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Updated 2019 Outlook
	Low	High
Operating income	$122,547	$125,204
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,952	11,952
Long-lived asset impairment(1)	97	97
Investments in new retail locations and international market expansion(1)(2)	2,580	2,580
Transition to the ongoing senior management team(1)(3)	523	523
Transition to a public company(1)(4)	6,689	6,689
Adjusted operating income	$144,388	$147,045

Net income	$75,593	$77,596
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,952	11,952
Long-lived asset impairment(1)	97	97
Investments in new retail locations and international market expansion(1)(2)	2,580	2,580
Transition to the ongoing senior management team(1)(3)	523	523
Transition to a public company(1)(4)	6,689	6,689
Tax impact of adjusting items(5)	(5,349)	(5,349)
Adjusted net income	$92,085	$94,088

Net income	$75,593	$77,596
Adjustments:
Interest expense	22,386	22,386
Income tax expense	24,680	25,334
Depreciation and amortization expense(6)	30,253	30,553
Non‑cash stock‑based compensation expense(1)	11,952	11,952
Long-lived asset impairment(1)	97	97
Investments in new retail locations and international market expansion(1)(2)	2,580	2,580
Transition to the ongoing senior management team(1)(3)	523	523
Transition to a public company(1)(4)	6,689	6,689
Adjusted EBITDA	$174,753	$177,710

Net sales	$883,976	$887,870
Operating income as a % of net sales	13.9%	14.1%
Adjusted operating income as a % of net sales	16.3%	16.6%
Adjusted EBITDA as a % of net sales	19.8%	20.0%

Net income per diluted share	$0.88	$0.90
Adjusted net income per diluted share	$1.07	$1.09
Weighted average common shares outstanding - diluted	86,011	86,011

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(4)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees associated with being a public company, and $1.5 million of costs incurred in connection with our secondary offering in May 2019.

(5)	Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.
(6)	These costs are reported in SG&A expenses and cost of goods sold.